ARLO TECHNOLOGIES, INC.

2018 EQUITY INCENTIVE PLAN

NOTICE OF GRANT OF
SERVICE AND PERFORMANCE-BASED RESTRICTED STOCK UNITS
Unless otherwise defined herein, the terms defined in the Arlo Technologies, Inc. 2018 Equity Incentive Plan (the “Plan”) will have the same defined meanings in this Notice of Grant of Service and Performance-Based Restricted Stock Units (the “Notice of Grant”), in Appendix A to the Notice of Grant and in the Terms and Conditions of the Restricted Stock Units, attached hereto as Exhibit A (together, the “Agreement”).
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1. Terms: You (“Participant”) have been granted the following award (“Award”) of Restricted Stock Units (“RSUs”), subject to the terms and conditions of the Plan, this Notice of Grant (including Appendix A hereto) and the Agreement, as follows:

Date of Grant	February 5, 2021
Vesting Commencement Date	February 5, 2021
Target Number of RSUs Subject to Award	[___]
Maximum Number of RSUs Subject to Award	[___]

2. Vesting Schedule: The Restricted Stock Units subject to the Award shall vest on the applicable schedule and subject to satisfaction of the applicable performance goals, continued status as a Service Provider and/or other vesting requirements as specified on Appendix A to this Notice of Grant.
3. Issuance Schedule: The Shares to be issued in respect of the Award will be issued in accordance with the issuance schedule set forth on Appendix A to this Notice of Grant.
4. General
(a) With respect to the Award, the terms of the Award as set forth in this Notice of Grant (including Appendix A hereto) and the Agreement supersede any individually negotiated agreement you have with Company or an Affiliate (including but not limited to your Change in Control and Severance Agreement) and any generally applicable severance or change-in-control plan, policy, or practice, whether written or unwritten, of the Company or an Affiliate that would otherwise apply to the Award (“Separate Agreement”).  As a condition to accepting your Award, you acknowledge that your Award is not subject to the terms of any Separate Agreement and is governed solely by this Agreement and the Plan.

(b) If Participant does not accept the Restricted Stock Units prior to the first anniversary of the Vesting Commencement Date, all Restricted Stock Units may be forfeited in their entirety, in the Administrator’s sole discretion, and neither Participant nor the Company (or its Affiliates) shall have any rights or obligations under the Plan, the Agreement or this Notice of Grant (including Appendix A hereto) or any right to any equivalent amounts or payments in lieu of the Restricted Stock Units.
(c) By Participant’s acceptance of the Restricted Stock Units and/or the underlying shares of common stock of Arlo Technologies, Inc. (“Shares”) corresponding thereto, Participant and Arlo Technologies, Inc. (the “Company”) agree that this Award is granted under and governed by the terms and conditions of the Plan and the Agreement, all of which are made a part of this document.

EXHIBIT A

TERMS AND CONDITIONS OF THE RESTRICTED STOCK UNITS
1.Grant. The Company hereby grants to Participant named in the Notice of Grant the number of Restricted Stock Units set forth in the Notice of Grant, subject to these Terms and Conditions of the Restricted Stock Units (together, the “Agreement”), the Notice of Grant (including Appendix A thereto), and the Plan, which are incorporated herein by reference. Subject to Section 20 of the Plan, in the event of a conflict between the terms and conditions of the Plan and the terms and conditions of this Agreement, the terms and conditions of the Plan will prevail.
2.Company’s Obligation to Pay.
i.General. Subject to Section 3(c) of Appendix A, each Restricted Stock Unit represents the right to receive a Share on the date it vests, including to the limited extent permitted under Section 7(b) for satisfying any withholding obligation for income tax, social insurance, payroll tax, fringe benefits tax, payment on account or other tax-related items related to Participant’s participation in the Plan and legally applicable to Participant (“Tax-Related Items”). Unless and until the Restricted Stock Units will have vested, Participant will have no right to payment of any such Restricted Stock Units or the underlying Shares. Prior to actual payment of any vested Restricted Stock Units, such Restricted Stock Unit will represent an unsecured obligation of the Company, payable (if at all) only from the general assets of the Company.
a.Vesting Schedule. Subject to Section 4 and the terms of the Plan, the Restricted Stock Units awarded by this Agreement will vest only in accordance with the provisions set forth in the Notice of Grant and Appendix A thereto.
b.Administrator’s Discretion. The Administrator, in its discretion, may accelerate the vesting of some or all of the unvested Restricted Stock Units at any time, subject to the terms of the Plan. If so accelerated, such Restricted Stock Units shall be considered as having vested as of the date specified by the Administrator.
c.Termination as Service Provider.
i.If Participant ceases to be a Service Provider during the Performance Period for any reason during other than as described in Section 2 of Appendix A, any unvested Restricted Stock Units shall be forfeited immediately upon termination at no cost to the Company and Participant will have no further rights to Shares or otherwise under this Agreement.
ii.For purposes of the Restricted Stock Units, Participant will cease to be a Service Provider as of the date Participant is no longer actively employed by or providing services to the Company or one of its Affiliates (regardless of the reason for such termination and whether or not later to be found invalid or in breach of applicable employment laws in the jurisdiction where Participant is a Service Provider or the terms of Participant’s service agreement, if any); and unless otherwise expressly provided in this Agreement or determined by the Administrator, Participant’s right to vest in the Restricted Stock Units under the Plan, if any, will terminate as of such date and will not be extended by any notice period (e.g., Participant’s period of service would not include any contractual notice period or any period of “garden leave” or similar period mandated under employment laws in the jurisdiction where Participant is a Service Provider or Participant’s employment or service agreement, if any); the Administrator shall have the exclusive discretion to determine when Participant is no longer actively employed or providing services for purposes of the Restricted Stock Unit grant (including whether Participant may still be considered to be providing services while on a leave of absence).
d.Settlement after Death. Any distribution or delivery to be made to Participant under this Agreement will, if Participant is then deceased, be made to Participant’s designated beneficiary, or if no beneficiary survives Participant, the administrator or executor of Participant’s estate. Any such transferee must furnish the Company with (a) written notice of his or her status as transferee, and (b) evidence satisfactory to the Company to establish the validity of the transfer and compliance with any laws or regulations pertaining to said transfer.
Notwithstanding the foregoing, the Administrator may restrict Participants outside the United States from designating a beneficiary who shall be entitled to receive the amounts payable with respect to the Restricted Stock Units, if any, due under the Plan upon Participant’s death.
e.Tax Withholding.
i.Responsibility for Taxes. Participant acknowledges that, regardless of any action taken by the Company or, if different, Participant’s employer (the “Employer”), the ultimate liability for all Tax-Related Items is and remains Participant’s responsibility and may exceed the amount, if any, actually withheld by the Company or the Employer. Participant further acknowledges that the Company and/or the Employer (i) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Restricted Stock Units, including, but not limited to, the grant, vesting or settlement of the Restricted Stock Units, the subsequent sale of Shares acquired pursuant to such settlement and the receipt of any dividends; and (ii) do not commit to and are under no obligation to structure the terms of the grant or any aspect of the Restricted Stock Units to reduce or eliminate Participant’s liability for Tax-Related Items or achieve any particular tax result. Further, if Participant is subject to Tax-Related Items in more than one jurisdiction between the Date of Grant and the date of any relevant taxable or tax withholding event, as applicable, Participant acknowledges that the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.
Prior to any relevant taxable or tax withholding event, as applicable, Participant agrees to make adequate arrangements satisfactory to the Company and/or the Employer to satisfy all Tax-Related Items. In this regard, Participant authorizes the Company or its agents, at their discretion, to satisfy any withholding obligations with regard to all Tax-Related Items by one or a combination of the following:
1.withholding from Participant’s wages or other cash compensation payable to Participant by the Company or the Employer;
2.requiring Participant to tender a cash payment to the Company or the Employer;
3.withholding from proceeds of the sale of Shares to be issued upon vesting of the Restricted Stock Units either through a voluntary sale or through a mandatory sale arranged by the Company (on Participant’s behalf pursuant to this authorization without further consent);
4.withholding Shares from those Shares to be issued or otherwise issuable to Participant upon vesting of the Restricted Stock Units; and

5.any other method acceptable to the Company and permitted under the Plan and Applicable Laws.
Depending on the withholding method, the Company may withhold or account for Tax-Related Items by considering applicable minimum statutory withholding rates or other applicable withholding rates, including up to the maximum applicable rate for Participant’s jurisdiction(s), in which case Participant may receive a refund of any over-withheld amount in cash and will have no entitlement to the Share equivalent. If the obligation for Tax-Related Items is satisfied by withholding in Shares, for tax purposes, Participant is deemed to have been issued the full number of Shares subject to the vested Restricted Stock Units, notwithstanding that a number of the Shares are held back solely for the purpose of paying the Tax-Related Items.
The Company may refuse to issue or deliver the shares or the proceeds of the sale of Shares if Participant fails to comply with Participant’s obligations in connection with the Tax-Related Items.
ii.Tax Withholding Arising Prior to Settlement. A portion of the Restricted Stock Units automatically and with no exercise of discretion by the Committee shall fully vest in an amount necessary to satisfy any Tax-Related Items withholding obligation that may arise prior to settlement of the Shares underlying the Restricted Stock Units (for example, upon Participant becoming Retirement eligible prior to vesting date and payment). Accordingly, the Company will have the right (but not the obligation) to withhold from Participant those Shares or to sell shares on Participant’s behalf that vest pursuant to the preceding sentence to satisfy any Tax-Related Items withholding obligation. Further, if Participant is a U.S. taxpayer and a portion of the Shares subject to the Restricted Stock Units will be withheld to satisfy any Tax-Related Items withholding liability prior to settlement of Restricted Stock Units with respect to any portion of the Restricted Stock Unit considered deferred compensation subject to Section 409A, then the number of Shares withheld or sold on Participant’s behalf shall not exceed an amount equal in value to the Tax-Related Items withholding liability.
f.Rights as Stockholder. Neither Participant nor any person claiming under or through Participant will have any of the rights or privileges of a stockholder of the Company in respect of any Shares deliverable hereunder unless and until such Shares will have been deposited into Participant’s brokerage account with the Company’s designated broker. After such Shares are deposited, Participant will have all the rights of a stockholder of the Company with respect to voting such Shares and receipt of dividends and distributions on such Shares.
g.No Guarantee of Continued Service. PARTICIPANT ACKNOWLEDGES AND AGREES THAT THE VESTING OF THE RESTRICTED STOCK UNITS PURSUANT TO THE BASE VESTING SCHEDULE IS EARNED ONLY BY CONTINUING AS A SERVICE PROVIDER AT THE WILL OF THE COMPANY OR THE EMPLOYER AND NOT THROUGH THE ACT OF BEING HIRED, BEING GRANTED THE RESTRICTED STOCK UNITS OR ACQUIRING SHARES HEREUNDER. PARTICIPANT FURTHER ACKNOWLEDGES AND AGREES THAT THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREUNDER AND SET FORTH HEREIN DO NOT CONSTITUTE AN EXPRESS OR IMPLIED PROMISE OF CONTINUED ENGAGEMENT AS A SERVICE PROVIDER FOR THE VESTING PERIOD, FOR ANY PERIOD, OR AT ALL, AND WILL NOT INTERFERE IN ANY WAY WITH PARTICIPANT’S RIGHT OR THE RIGHT OF THE COMPANY OR THE EMPLOYER TO TERMINATE PARTICIPANT’S RELATIONSHIP AS A SERVICE PROVIDER AT ANY TIME, WITH OR WITHOUT CAUSE.

h.Nature of Grant. In accepting the Restricted Stock Units, Participant acknowledges, understands and agrees that:
i.the Plan is established voluntarily by the Company, it is discretionary in nature and it may be modified, amended, suspended or terminated by the Company at any time, to the extent permitted by the Plan;
ii.the grant of the Restricted Stock Units is exceptional, voluntary and occasional and does not create any contractual or other right to receive future grants of Restricted Stock Units, or benefits in lieu of Restricted Stock Units, even if Restricted Stock Units have been granted in the past;
iii.all decisions with respect to future Restricted Stock Unit or other grants, if any, will be at the sole discretion of the Company;
iv.the Restricted Stock Unit grant and Participant’s participation in the Plan shall not create a right to continued service with the Employer, the Company or any Affiliate or be interpreted as forming a service contract with the Employer, the Company or any Affiliate;
v.Participant is voluntarily participating in the Plan;
vi.the grant of Restricted Stock Units and the Shares subject to the Restricted Stock Units, and the income from and value of same, are not intended to replace any pension rights or compensation;
vii.the Restricted Stock Units and the Shares subject to the Restricted Stock Unit, and the income from and value of same, are not part of normal or expected compensation for purposes of calculating any severance, resignation, termination, redundancy, dismissal, end-of-service payments, bonuses, long-service awards, holiday pay, pension or retirement or welfare benefits or similar payments;
viii.unless otherwise agreed with the Company, the Restricted Stock Units and the Shares subject to the Restricted Stock Units, and the income from and value of same, are not granted as consideration for, or in connection with, the service Participant may provide as a director of an Affiliate;
ix.the future value of the underlying Shares is unknown, indeterminable and cannot be predicted with certainty;
x.no claim or entitlement to compensation or damages shall arise from forfeiture of the Restricted Stock Units resulting from Participant’s termination as a Service Provider (for any reason whatsoever whether or not later found to be invalid or in breach of applicable laws in the jurisdiction where Participant is employed or the terms of Participant’s service agreement, if any); and
xi.the following provisions apply only if Participant is providing services outside the United States:
1.the Restricted Stock Units and the Shares subject to the Restricted Stock Units are not part of normal or expected compensation or salary for any purpose; and
2.Participant acknowledges and agrees that neither the Company, the Employer nor any Affiliate shall be liable for any foreign exchange rate fluctuation between Participant’s local currency and the United States Dollar that may affect the value of the

Restricted Stock Units or of any amounts due to Participant pursuant to the settlement of the Restricted Stock Units or the subsequent sale of any Shares acquired upon settlement.
i.No Advice Regarding Grant. The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding Participant’s participation in the Plan, or Participant’s acquisition or sale of the underlying Shares. Participant should consult with his or her own personal tax, legal and financial advisors regarding his or her participation in the Plan before taking any action related to the Plan.
j.Data Privacy Information and Consent. By accepting the Restricted Stock Units and indicating consent via the Company’s acceptance procedure, Participant is declaring that he or she agrees with the data processing practices described herein and consents to the collection, processing and use of Data (as defined below) by the Company and the transfer of Data to the recipients mentioned herein, including recipients located in countries which do not adduce an adequate level of protection from a European (or other non-U.S.) data protection law perspective, for the purposes described herein.
i.Data Collection and Usage. The Company and the Employer may collect, process and use certain personal information about Participant, including, but not limited to, Participant’s name, home address and telephone number, email address, date of birth, social insurance number, passport or other identification number, salary, nationality, job title, any shares of stock or directorships held in the Company, details of all Restricted Stock Units or any other entitlement to Shares or equivalent benefits awarded, canceled, exercised, vested, unvested or outstanding in Participant’s favor (“Data”), for the purposes of implementing, administering and managing the Plan. The legal basis, where required, for the processing of Data is Participant’s consent.
ii.Stock Plan Administration Service Providers. The Company transfers Data to E*Trade Financial Services, Merrill Lynch, and their affiliated companies, independent service providers based in the United States which are assisting the Company with the implementation, administration and management of the Plan. The Company may select a different service provider or additional service providers and share Data with such other provider serving in a similar manner. Participant may be asked to agree on separate terms and data processing practices with the service provider, with such agreement being a condition to the ability to participate in the Plan.
iii.International Data Transfers. The Company and its service providers are based in the United States. Participant’s country or jurisdiction may have different data privacy laws and protections than the United States. For example, the European Commission has issued a limited adequacy finding with respect to the United States that applies only to the extent companies register for the EU-U.S. Privacy Shield program. The Company's legal basis, where required, for the transfer of Data is Participant’s consent.
iv.Data Retention. The Company will hold and use the Data only as long as is necessary to implement, administer and manage Participant’s participation in the Plan, or as required to comply with legal or regulatory obligations, including under tax and security laws.
v.Voluntariness and Consequences of Consent Denial or Withdrawal. Participation in the Plan is voluntary and Participant is providing the consents herein on a purely voluntary basis. If Participant does not consent, or if Participant later seeks to revoke Participant’s consent, Participant’s salary from or employment and career with the Employer will not be affected; the only consequence of refusing or withdrawing Participant’s consent is that the Company would not be able to grant these Restricted Stock Units or other equity awards to Participant or administer or maintain such awards.
vi.Data Subject Rights. Participant may have a number of rights under data privacy laws in Participant's jurisdiction. Depending on where Participant is based, such rights may include the right to (i) request access or copies of Data the Company processes, (ii) request rectification of incorrect Data, (iii) delete Data, (iv) restrict processing of Data, (v) portability of Data, (vi) lodge complaints with competent authorities in Participant’s jurisdiction, and/or (vii) receive a list with the names and addresses of any potential recipients of Data. To receive clarification regarding these rights or to exercise these rights, Participant can contact his or her local human resources representative.
vii.Alternate Basis and Additional Consents. Finally, Participant understands that the Company may rely on a different basis for the processing or transfer of Data in the future and/or request that Participant provide another data privacy consent. If applicable, Participant agrees that upon request of the Company or the Employer, Participant will provide an executed acknowledgement or data privacy consent form (or any other agreements or consents) that the Company and/or the Employer may deem necessary to obtain from Participant for the purpose of administering Participant’s participation in the Plan in compliance with the data privacy laws in Participant’s country, either now or in the future. Participant understands and agrees that he or she will not be able to participate in the Plan if he or she fails to provide any such consent or agreement requested by the Company and/or the Employer.
k.Address for Notices. Any notice to be given to the Company under the terms of this Agreement will be addressed to the Company, in care of its Stock Plan Administrator at Arlo Technologies, Inc., 2200 Faraday Ave., Suite 150, Carlsbad CA 92008, U.S.A., or at such other address as the Company may hereafter designate in writing.
l.Grant is Not Transferable. Except to the limited extent provided in Section 6, this grant and the rights and privileges conferred hereby will not be transferred, assigned, pledged or hypothecated in any way (whether by operation of law or otherwise) and will not be subject to sale under execution, attachment or similar process. Upon any attempt to transfer, assign, pledge, hypothecate or otherwise dispose of this grant, or any right or privilege conferred hereby, or upon any attempted sale under any execution, attachment or similar process, this grant and the rights and privileges conferred hereby immediately will become null and void.
m.Binding Agreement. Subject to the limitation on the transferability of this grant contained herein, this Agreement will be binding upon and inure to the benefit of the heirs, legatees, legal representatives, successors and assigns of the parties hereto.
n.Additional Conditions to Issuance of Stock. If at any time the Company will determine, in its discretion, that the listing, registration or qualification of the Shares upon any securities exchange or under any local, state, federal or non-U.S. law, or the consent or approval of any governmental regulatory authority is necessary or desirable as a condition to the issuance of Shares to Participant (or his estate), such issuance will not occur unless and until such listing, registration, qualification, consent or approval will have been effected or obtained free of any conditions not acceptable to the Company. Where the Company determines that the delivery of the payment of any Shares will violate securities laws or other Applicable Laws, the Company will defer delivery until the earliest date at which the Company reasonably anticipates that the delivery of Shares will no longer cause such violation. The Company will make all reasonable efforts to meet the requirements of any such local, state or federal law or securities exchange and to obtain any such consent or approval of any such governmental authority.

o.Plan Governs. This Agreement is subject to all terms and provisions of the Plan. In the event of a conflict between one or more provisions of this Agreement and one or more provisions of the Plan, the provisions of the Plan will govern.
p.Committee’s Authority. The Committee will have the power to interpret the Plan and this Agreement and to adopt such rules for the administration, interpretation and application of the Plan as are consistent therewith and to interpret or revoke any such rules (including, but not limited to, the determination of whether or not any Restricted Stock Units have vested). All actions taken and all interpretations and determinations made by the Committee in good faith will be final and binding upon Participant, the Company and all other interested persons. No member of the Committee will be personally liable for any action, determination or interpretation made in good faith with respect to the Plan or this Agreement.
q.Electronic Delivery and Acceptance. The Company may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means. Participant hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through any on-line or electronic system established and maintained by the Company or another third party designated by the Company.
r.Captions. Captions provided herein are for convenience only and are not to serve as a basis for interpretation or construction of this Agreement.
s.Agreement Severable. In the event that any provision in this Agreement will be held invalid or unenforceable, such provision will be severable from, and such invalidity or unenforceability will not be construed to have any effect on, the remaining provisions of this Agreement.
t.Language. Participant acknowledges that he or she is sufficiently proficient in English, or has consulted with an advisor who is sufficiently proficient in English, so as to allow Participant to understand the terms and conditions of this Agreement. Furthermore, if Participant has received this Agreement or any other document related to the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control.
u.Modifications to the Agreement. This Agreement constitutes the entire understanding of the parties on the subjects covered. Participant expressly warrants that he or she is not accepting this Agreement in reliance on any promises, representations, or inducements other than those contained herein. Notwithstanding anything to the contrary in the Plan or this Agreement, the Company reserves the right to impose other requirements on Participant’s participation in the Plan, on the Restricted Stock Units and on any Shares acquired under the Plan, including, but not limited to, any other requirements as may be necessary to comply with Section 409A or to otherwise avoid imposition of any additional tax or income recognition under Section 409A, and to require Participant to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.
v.Amendment, Suspension or Termination of the Plan. By accepting this Award, Participant expressly warrants that he or she has received an Award of Restricted Stock Units under the Plan, and has received, read and understood a description of the Plan. Participant understands that the Plan is discretionary in nature and may be amended, suspended or terminated by the Company at any time.

w.Forfeiture Events. The Restricted Stock Units are subject to the Company’s Clawback Policy, as it may be amended from time to time.
x.Governing Law; Venue. This Agreement shall be governed by the laws of the State of California, without giving effect to the conflict of law principles thereof. For purposes of litigating any dispute that arises under this grant of Restricted Stock Units or this Agreement, the parties hereby submit to and consent to the jurisdiction of the State of California, and agree that such litigation shall be conducted in the courts of Santa Clara County, California, or the U.S. federal courts for the United States for the Northern District of California, and no other courts, where this grant of Restricted Stock Units is made and/or to be performed.
y.Waiver. Participant acknowledges that a waiver by the Company of breach of any provision of this Agreement shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach by Participant or any other Service Provider.
z.Insider Trading Restrictions/Market Abuse Laws. Participant acknowledges that he or she may be subject to insider trading restrictions and/or market abuse laws in applicable jurisdictions including, but not limited to, the United States and Participant’s country of residence, which may affect Participant’s ability to acquire or sell Shares or rights to Shares (e.g., Restricted Stock Units) under the Plan during such time as Participant is considered to have “inside information” regarding the Company (as defined by the laws in the applicable jurisdictions). Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under any applicable insider trading policy of the Company. Participant is responsible for complying with any applicable restrictions and should consult with his or her own personal legal advisor on this matter.
aa.Foreign Asset/Account Reporting Requirements; Exchange Controls. Depending on Participant’s country, Participant may be subject to foreign asset/account, exchange control and/or tax reporting requirements as a result of the vesting of the Restricted Stock Units, the acquisition, holding and/or transfer of Shares or cash resulting from participation in the Plan and/or the opening and maintaining of a brokerage or bank account in connection with the Plan. Participant may be required to report such assets, accounts, account balances and values, and/or related transactions to the applicable authorities in his or her country. Participant may also be required to repatriate sale proceeds or other funds received as a result of his or her participation in the Plan to his or her country through a designated bank or broker and/or within a certain time after receipt. Participant acknowledges that he or she is responsible for ensuring compliance with any applicable foreign asset/account, exchange control and tax reporting and other requirements. Participant further understands that he or she should consult Participant’s personal tax and legal advisors, as applicable, on these matters.